EXHIBIT 99.1

MELA Sciences, Appoints
Christina L. Allgeier Chief Financial Officer

Horsham, PA, November 11, 2015 — MELA Sciences, Inc. (NASDAQ: MELA), a medical technology company dedicated to developing and commercializing innovative products for the treatment and diagnosis of serious dermatological disorders, today announced that Christina L. Allgeier has been promoted to the post of Chief Financial Officer of Mela Sciences, Inc., effective November 9, 2015. Ms. Allgeier is a graduate of Penn State University and is a Certified Public Accountant with significant SEC experience.  Ms. Allgeier joined MELA as a result of the recent acquisition of the XTRAC and VTRAC business.

Ms. Allgeier has over 15 years of experience in the medical laser field.  She replaces Robert Cook who has tendered his resignation to pursue other matters, but has agreed to remain with the Company through mid-January 2016 in the role of Senior Financial Advisor.

Mela Sciences' President and CEO, Michael R. Stewart, commented, "I have worked with Christina in the past and am thrilled to have her join the MELA team in the position of CFO.  I have firsthand knowledge of her background and expertise and I have every confidence that she will prove to be an invaluable asset." Mr. Stewart continued, "Christina's most recent position as Chief Accounting Officer of Photomedex, Inc., from whom we acquired the XTRAC and VTRAC business, makes her the perfect candidate for the Mela CFO position."

"I would like to thank Bob Cook for the dedication he has put into the Company and wish him well in his future endeavors," said Mr. Stewart.

About MELA Sciences, Inc.  (www.melasciences.com)
MELA Sciences is a medical technology company focused on the dermatology market. Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the MelaFind® system used to assist in the identification and management of melanoma skin cancer.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream from the acquired business, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning in 2015 or at any time in the future, including support for the MelaFind system through the reimbursement process and the Company's ability to integrate and transition the acquired business effectively and build a leading franchise in medical dermatology, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Investor Contacts:
Christina Allgeier                                                                                   Andrew McDonald
MELA Sciences, Inc.                                                                          LifeSci Advisors, LLC
215-619-3267                                                                                                646-597-6987
callgeier@melasciences.com                                                      Andrew@LifeSciAdvisors.com